Exhibit 10.1.3

AMENDMENT

TO THE

CONSOLIDATED EDISON THRIFT SAVINGS PLAN

AUSTERITY THRIFT SAVINGS PLAN AMENDMENT

DATED: September 29, 2009

Effective July 1, 2009 for Consolidated Edison Company of New York, Inc.

Effective August 1, 2009 for Orange and Rockland Utilities, Inc.

Pursuant to resolutions of the Board of Trustees of Consolidated Edison Company of New York, Inc. (“CECONY”), the Board of Directors of Orange and Rockland Utilities, Inc. (“O&R”) and the Board of Directors of Consolidated Edison, Inc. (“CEI”) dated, approved and adopted on May 13, 2009, and June 18, 2009, respectively, the undersigned hereby approves the amendments to the Retirement Plan, as set forth below.

1. The, Introduction, is amended by adding the following paragraph immediately before the last paragraph in the Introduction:

On April 21, 2009, the Public Service Commission of New York State issued an “Order Setting Rates” reflecting a proposed downward adjustment to the revenue requirement of CECONY amounting to $60 million (“April ’09 Austerity Order”). In response to the April ’09 Austerity Order, CECONY adopted certain austerity measures, including a temporary reduction of employer matching contributions for CECONY management participants.

Also, on May 15, 2009, the PSC issued an order (“May ’09 Austerity Order”) directing major electric and gas utilities in New York to examine their capital expenditures, operation and maintenance expenses, and any other areas over which it has discretion in order to identify costs that may be reduced without impairing the ability to provide safe and adequate service. Pursuant to the May ’09 Austerity Order, O&R has adopted certain austerity measures including a temporary reduction of employer matching contributions for O&R management participants.

2. Article III, Contributions, Section 3.05, Participating Contributions Eligible for Employer Contributions, Subsection 3.05(b) is amended by adding at the end of that subsection the following:

Effective as of the first day of the “Austerity Period,” as that term is defined herein, continuing during and ending at the end of the Austerity Period, CECONY will reduce its employer matching contribution. Beginning on July 1, 2009, CECONY will contribute, on behalf of each CECONY Management Participant who elects to make Pre-Tax Contributions or After-Tax Contributions, 25% of the sum of the Pre-Tax Contributions and After-Tax Contributions made by the CECONY Management

Participant to the Thrift Savings Plan during each month, not to exceed 6% of Compensation for such month. The CECONY Employer Contributions will be matched first on Pre-Tax contributions, and then on After-Tax Contributions. Employer Contributions during the Austerity Period will not exceed 1.5% of the Participant’s Compensation for each month. Also, effective as of the first day of the Austerity Period, the CECONY True-Up Contribution for the period July 1, 2009 and December 31, 2009 will equal the difference between 1.5% of such Participant’s Compensation on a semi annual basis minus his or her total Employer Contributions made during July 1, 2009 and December 31, 2009. The CECONY True-Up Contribution for the period January 1, 2009 through June 30, 2009 will equal the difference between 3.0% of such Participant’s Compensation on a semi-annual basis minus his or her total Employer Contributions made during January 1, 2009 and June 30, 2009. The CECONY True-Up Contribution for 2010 will equal the difference between 1.5% of such Participant’s Compensation on an annual basis minus his or her total Employer Contributions made during January 1, 2010 and December 31, 2010. If the Austerity Period ends before December 31, 2010, the CECONY True-Up contribution will be based at 1.5% for the shorter time period commencing January 1, 2010.

3. Article III, Contributions, Section 3.05, Participating Contributions Eligible for Employer Contributions, Subsection 3.05(d) is amended by adding at the end of that subsection the following:

Effective as of the first day of the “Austerity Period,” as that term is defined herein, continuing during and ending at the end of the Austerity Period, O&R will reduce its employer matching contribution. Beginning on August 1, 2009, O&R will contribute, on behalf of each O&R Management Participant who elects to make Pre-Tax Contributions, 25% of the sum of the Pre-Tax Contributions made on behalf by the O&R Management Participant to the Thrift Savings Plan during each Payroll Period, not to exceed 6% of Compensation for such Payroll Period. Employer Contributions for each Payroll Period will not exceed 1.5% of the Participant’s Compensation for such Payroll Period.

Effective as of the first day of the Austerity Period, the O&R True-Up Contribution will equal the difference between 1.5% of such Participant’s Compensation during the Austerity Period minus his or her total Employer Contributions made during the

Austerity Period. True-Up Contributions during the Austerity Period will not exceed the amount as will result in the total O&R Employer Contributions exceeding 25% of an O&R Management Participant’s Pre-Tax Contributions that do not exceed 6% of the O&R Management Participant’s Compensation on an annual basis.

4. Article I, Definitions, is amended by adding the following definition in alphabetical order and renumbering Article I as required.

1.0XX Austerity Period for CECONY begins on July 1, 2009 and ends on the day designated by CECONY. Austerity Period for O&R begins on August 1, 2009 and ends on the day designated by O&R.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 29th day of September, 2009.

/s/ Mary Adamo
Mary Adamo
Vice President—Human Resources and
Plan Administrator
Of the Consolidated Edison Thrift Savings Plan

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